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                                                                    Exhibit 10.2

                    SEPARATION AGREEMENT, WAIVER AND RELEASE


        This SEPARATION AGREEMENT, WAIVER AND RELEASE is made as of November 22, 1998 between EAGLE HARDWARE & GARDEN, INC., a Washington corporation (the "Company") and DAVID HEERENSPERGER ("Executive").

        WHEREAS, Mariner Merger Corporation and Lowe's Company, Inc. ("Lowe's") and the Company have entered into an Agreement and Plan of Merger By and Among the Company, Mariner Merger Corporation and Lowe's (the "Merger Agreement") whereby the Company will become a subsidiary of Lowe's; and

        WHEREAS, in light of the change in ownership of the Company, Executive desires to resign as the Chairman of the Company's Board of Directors; and

        WHEREAS, Executive made significant contributions to the growth and success of the Company; and

        WHEREAS, the Company, in recognition of Executive's contributions and years of valuable service to the Company wishes to provide special severance benefits to him; and

        WHEREAS, Executive and the Company, in the spirit of Executive's valuable contributions to the Company, wish to amicably resolve any and all issues relating to the conclusion of Executive's employment with the Company on mutually satisfactory terms;

        NOW THEREFORE, in consideration of the foregoing and the mutual promises and undertakings hereinafter set forth, the parties hereto agree as follows:

        1. CONCLUSION OF EMPLOYMENT. Executive acknowledges that he has voluntarily resigned from his employment as Chairman of the Company's Board of Directors and from any other position he has held with the Company, effective as of the "Effective Time" (as such term is defined in the Merger Agreement). Executive acknowledges that thereafter he will no longer have any authority to act on behalf of the Company and Executive shall not hold himself out as a representative of the Company for any purpose. Executive agrees that he will not seek further employment with the Company and he specifically waives and renounces any claim for future employment with the Company.

        2.     SPECIAL SEPARATION BENEFIT, ADMINISTRATIVE SUPPORT, COBRA

               (a) The Company shall pay to Executive during the two year period beginning on the first day of the month coincident with or next following the "Effective Time" (as defined in the Merger Agreement) (the "Term"), a special separation benefit


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        equal to $315,000 per annum. The special separation benefit, less applicable income tax, employment tax and other required authorized withholdings, shall be paid in twenty-four equal and consecutive monthly installments beginning with the first day of the month coincident with or next following the "Effective Time" (as defined in the Merger Agreement). In addition, the Company shall transfer to Executive, for no additional payment, title and possession to Executive's office furniture, including Executive's desk, credenza, four office chairs, coffee table, sofa, lamp, table, facsimile machine and copier.

               (b) During the Term the Company shall pay to Executive up to $3,000 per month, less applicable income tax, employment tax and other required or authorized withholdings, as reimbursement for Executive's expense of leasing an office for his use.

               (c) During the Term the Company will provide administrative and secretarial support to Executive at the Company's sole expense. Executive may designate a secretary (including Sibyl Tice) who is employed by the Company and the Company will make such person available to Executive for this purpose.

               (d) The Company will pay the cost of Executive's continued health care coverage under the Company's group health care plan during the period beginning with the first day of the month coincident with or next following the "Effective Time" (as defined in the Merger Agreement) and ending on the earlier of (i) the last day of the eighteenth month thereafter or (ii) the date that Executive's right to continued coverage terminates under Section 4980B of the Internal Revenue Code of 1986, as amended.

        3.     NONCOMPETITION.

               (a) Executive agrees that Executive will not take certain actions that would be damaging to the Company's or Lowe's competitive position. By making this commitment, Executive agrees that Executive will not take any such actions either directly or indirectly, either as principal, agent, employee, employer, owner, stockholder (owning more than 5% of a corporation's shares), partner, contractor, consultant or in any other individual or representative capacity whatsoever.

               (b) Executive agrees that for twenty-four (24) months after the termination of his employment, Executive will not:

                      (1) solicit or induce any officer, store manager, district manager, or other employee of the Company or Lowe's to leave his or her employment with the Company or Lowe's;

                      (2) hire, or cause to be hired, for any employment in a
               line of business competitive with that conducted by the Company or Lowe's, any

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               person who within the preceding twenty-four month period has been employed as an officer, store manager, district manager, merchant or buyer of the Company or Lowe's; provided that this
               Section 3(b)(2) shall not prohibit the employment of any person involuntarily terminated by the Company; or

                      (3) aid or assist any other person, firm, corporation, or
               other entity to do any of the acts described in the previous subsections (1) and (2) of this Section 3(b).

               (c) Executive agrees that for twenty-four (24) months after the termination of his employment, Executive will not:

                      (1) accept employment as an officer, director, manager,
               assistant manager or other employee for,

                      (2) obtain any ownership interest (other than an ownership interest of less than 1% in a publicly traded company) in,

                      (3) be engaged as a consultant or contractor for, or

                      (4) otherwise render services for or on behalf of,

        any Competitor. Executive understands that the business and business development of the Company and Lowe's and Executive's previous responsibilities on behalf of the Company are nationwide in scope. Accordingly, Executive agrees that this provision will apply throughout the continental United States.

               (d) Executive acknowledges that after the termination of his employment, Executive will be reasonably able to earn a livelihood without violating the terms of this Section 3.

               (e) For purposes of this Agreement, the term "Competitor" means The Home Depot, Inc., Hechinger Investment Company, Inc. (including Home Quarters, Hechinger's, Builders Square) or Home Base and/or any affiliates, parents or subsidiaries of such entities.

        4.     CONFIDENTIALITY.

               (a) During Executive's employment with the Company Executive may have learned information that is confidential to the Company ("Confidential Information"). Such Confidential Information includes, but is not limited to: trade secrets; acquisition, merger, or business development plans or strategies; plans for opening stores and plans for relocating stores; distribution information; purchasing and product information; advertising and promotional programs and plans; research or

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        developmental projects; financial or statistical data; sales and account information, customer information, including but not limited to demographic information, and information relating to product preference; sales and marketing plans and strategies; pricing strategies and reports; legal documents and records; inventions, techniques, designs, processes, and machinery; personnel information; and any other information of a similar nature that is not known or made available to the public or to competitors of the Company or Lowe's, which, if misused or disclosed, could adversely affect the business of the Company or Lowe's. Confidential Information includes any such information that Executive may prepare or create during Executive's employment with the Company, as well as such information that has been or may be prepared or created by others.

               (b) Executive agrees that Executive will not disclose any Confidential Information to any person (including any Company employee who does not need to know such Confidential Information), agency, institution, company or other entity, and will not use any Confidential Information in any way, except as required by law, unless Executive first obtains written consent of an officer of Lowe's.

               (c) Executive acknowledges and agrees that Executive's duties and obligations under this Section 4 will continue for as long as such Confidential Information remains confidential to the Company or Lowe's.

        5.     WAIVER, RELEASE AND COVENANT NOT TO SUE.

               (a) By signing this Agreement, Executive forever waives, releases and covenants not to sue the Company with respect to any and all claims against the Company of any kind or nature whatsoever arising from any events which have occurred up to the date Executive executes this Agreement, including all claims arising from or relating in any way to Executive's employment with the Company or the conclusion of that employment, whether such claims are now known or are later discovered.

               (b) Executive does not waive any rights or claims that may arise after the date this Agreement is executed.

               (c) Executive acknowledges that there is a risk that after this Agreement is executed, Executive may discover, incur, or suffer from claims which were unknown or unanticipated at the time this Agreement is executed, including but not limited to any claims arising from or relating to Executive's employment with the Company or the conclusion of that employment, which, if known at the time this Agreement is executed, could have materially affected Executive's decision to execute this Agreement. Executive acknowledges that he is assuming the risk of such unknown and unanticipated claims and agrees that this Agreement applies to any and all such claims.

        6.     REMEDIES FOR BREACH.


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               (a) Executive acknowledges and agrees that any breach of Section
      3, 4 or 5 would constitute a material breach of this Agreement for which the Company would be without an adequate remedy at law.

               (b) Executive acknowledges that the Company would be irreparably harmed if any of the covenants in Section 3, 4 or 5 of this Agreement were not specifically enforced. Accordingly, the Company shall be entitled to injunctive relief for the purpose of restraining Executive from violating those covenants (and no bond or other security shall be required in connection therewith), in addition to any other relief to which the Company may be entitled.

               (c) In the event that Executive commits a material breach of this Agreement, the Company shall have the rights to suspend any and all further payments to Executive under this Agreement, to recover from Executive amounts provided to Executive pursuant to this Agreement prior to the suspension of payments, and to seek all other remedies that may be available at law or in equity.

        7. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the Company and any successor to the Company, and any such successor to the Company shall be deemed substituted for the Company under this Agreement. The obligations of Executive hereunder are expressly declared to be nonassignable and nontransferable.

        8. NOTICES. Any notice given to the Company pursuant to this Agreement may be served by personal delivery or by sending the same by first-class mail addressed to the Company's principal executive office at the time. Any notice given to Executive pursuant to this Agreement may be served by personal delivery or by sending the same by first-class mail addressed to Executive at his address on the records on the Company.

        9. AMENDMENT. No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless in writing specifically referring hereto and signed by the Company and Executive.

        10. ENTIRE AGREEMENT. This instrument constitutes the entire agreement of the parties hereto with respect to the conclusion of Executive's employment and the obligations of the Company and Executive.

        11. NO WAIVER. The failure to enforce at any time any provision of this Agreement, or to require at any time performance of the other party of any provision hereof, shall in no way be construed as a waiver of such provision or to affect either the validity of this Agreement or the obligations of either party hereto, or the right of either party thereafter to enforce each and every such provision in accordance with the terms of this Agreement.


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        12. GOVERNING LAW. All questions pertaining to the validity, construction, execution and performance of this Agreement shall be construed in accordance with and governed by the substantive laws of the State of Washington without regard to choice of law provisions. Any dispute arising between the parties related to or involving this Agreement will be litigated in a federal or state court in the State of Washington.

        13. SEVERABILITY. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions of this Agreement, which shall be construed in all respects as if such invalid or unenforceable provision was omitted. While the restrictions set forth above are considered by the parties to be fair and reasonable in all circumstances, it is agreed that if any such restrictions shall be adjudged to be void or ineffective for whatever reason, but would be adjudged to be valid and effective if part of the wording thereof was deleted or the periods or geographical scope thereof reduced, the said restriction shall apply with such modifications as may be necessary to make it valid and effective.


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        IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.


                                   EAGLE HARDWARE & GARDEN, INC.


                                   By:    /s/ RICHARD T. TAKATA
                                      -------------------------
                                   Name:  Richard T. Takata
                                   Title: President, Chief Executive Officer
                                               and Chief Operating Officer


                                   DAVID HEERENSPERGER


                                   /s/ DAVID HEERENSPERGER
                                   -----------------------------



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